VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is made this 19th day of January, 2007 by and among THOMAS P. ROSATO (“Rosato”), GERARD J. GALLAGHER (“Gallagher” and together with Rosato the “Target Group”), C. THOMAS MCMILLEN (“McMillen”), HARVEY L. WEISS (“Weiss” and together with McMillen the “Founders Group”) and FORTRESS AMERICA ACQUISITION CORPORATION, a Delaware corporation (“FAAC”).

RECITALS:

R-1. The members of the Target Group were all of the members of VTC, LLC, a Maryland limited liability company (“VTC”), and Vortech, LLC, a Maryland limited liability company (“Vortech”).

R-2. The members of the Founders Group are shareholders of FAAC and own beneficially and of record shares of common stock of FAAC, par value $0.0001 per share ("Common Stock"), as set forth opposite each of their names on Exhibit A.

R-3. Pursuant to the terms of that certain Second Amended and Restated Membership Interest Purchase Agreement dated July 31, 2006, (the “Membership Interest Purchase Agreement”) FAAC acquired all of the Target Group’s membership interests in each of VTC and Vortech effective as of the date hereof (the “Acquisition Transaction”).

R-4. In connection with the Acquisition Transaction and pursuant to the Membership Interest Purchase Agreement, the members of the Target Group have received as of the date hereof and own beneficially of record (subject to certain escrows and a Lock Up Agreement all as described in the Membership Interest Purchase Agreement) Common Stock as set forth opposite each of their names on Exhibit A.

R-5. As a condition to the consummation of the Acquisition Transaction, the members of the Target Group and the Founders Group (collectively the “Stockholders”) have agreed to enter into this Agreement for the purpose of voting their respective shares of Common Stock (all such shares and any shares of which ownership of record of the power to vote is hereafter acquired by any of the Stockholders, whether by purchase, conversion or exercise, prior to the termination of this agreement being hereinafter referred to as the “Shares”).

R-6. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Membership Interest Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Membership Interest Purchase Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I
DIRECTORS AND OFFICERS

1.1 Voting of Shares. Subject to Section 3.11 below, each Stockholder will vote such Stockholder’s Shares in support of Director Designees (as defined below) and otherwise pursuant to the provisions of this Section 1.1:

(a) Board Size and Structure. The board of directors of FAAC (the “Board”) will consist of nine members, consisting of three classes of three members each. Members of the first class will stand for election in 2007 and every three years thereafter (the “Class A Directors”), members of the second class will stand for election in 2008 and every three years thereafter (the “Class B Directors”), and members of the third class will stand for election in 2009 and every three years thereafter (the “Class C Directors”).

(b) Designation Rights.

(i) The members of the Target Group will have the right to jointly propose to the Board (or appropriate nominating committee thereof), and to otherwise propose for nomination in accordance with FAAC’s governing documents, four designees as members of the Board (each a “Target Group Designee”), provided that at least two of the Target Group Designees constitute "independent directors" within the meaning of the Nasdaq rules and further provided that at least one such “independent director” is approved by members of the Board other than the Target Group Designees. Each of the three classes of the Board will include at least one Target Group Designee.

(ii) The members of the Board other than the Target Group Designees will have the right to designate members of the Board not designated by the members of the Target Group pursuant to subclause (i) above (each an “At Large Designee”), provided that at least three At Large Designees are “independent directors” within the meaning of the Nasdaq rules and further provided that at least one such “independent director” is approved by the members of the Target Group (in their capacities as Stockholders), which approval may not be unreasonably withheld or delayed.

(c) Initial Board Composition. The members of the Board immediately following the execution and delivery of this Agreement will be:

Class A Directors	Gerard J. Gallagher David J. Mitchell __________________
Class B Directors	Harvey L. Weiss Donald L. Nickles ___________________
Class C Directors	Thomas P. Rosato C. Thomas McMillan __________________
(1) A Target Group Designee.
(2) An At Large Designee.

(d) Neither the Stockholders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Stockholder, makes any representation or warranty as to the fitness or competence of any Target Group Designee or At Large Designee (collectively the “Director Designees”) to serve on the Board by virtue of such party's execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

(e) Any Director Designee may be removed from the Board in the manner allowed by law and FAAC’s governing documents except that (i) the members of the Target Group will not vote their Shares for the removal of an At Large Designee absent the written approval of the members of the Founders Group and (ii) the members of the Founders Group will not vote their Shares for removal of a Target Group Designee absent the written approval of the members of the Target Group.

1.2 Board Observation Rights. To the extent applicable and appropriate, each Stockholder will vote such Stockholder’s Shares in favor of any proposal by the Board or the FAAC shareholders at large to grant board observation rights to either or both of C. Thomas McMillen and/or Harvey L. Weiss in the event that neither C. Thomas McMillen or Harvey L. Weiss are then directors of FAAC.

1.3 Vote in Favor of Certain Officers. To the extent applicable and appropriate, each Stockholder will vote such Stockholder’s Shares in favor of the following individuals to hold the following corporate offices:

Harvey L. Weiss	Chairman of the Board of Directors
C. Thomas McMillen	Vice Chairman of the Board of Directors
Thomas P. Rosato	Chief Executive Officer
Gerard J. Gallagher	President / Chief Operating Officer

1.4 Obligations of FAAC. FAAC shall take all necessary and desirable actions within its control (a) to provide for the Board to be comprised of nine members and to enable the election of the Director Designees to the Board in accordance with this Agreement, (b) to enable the appointment of those individuals referenced in Section 1.3 to the offices indicated in Section 1.3 and (c) to cause and permit C. Thomas McMillen and/or Harvey L. Weiss to serve as an advisor to the Board of Directors and to attend and observe meetings of the Board pursuant to Section 1.4.

1.5 Term of Agreement. This Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of FAAC that will be held in 2008.

1.6 Obligations as Director and/or Officer. Nothing in this Agreement shall be deemed to limit or restrict any director or officer of FAAC from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of FAAC and shall not apply to his or her actions, judgments or decisions as a director or officer of FAAC if he or she is such a director or officer.

ARTICLE II
REPRESENTATIONS AND WARRANTIES;
COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby severally represents warrants and covenants as follows for himself, herself or itself, but for no other Person:

2.1 Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder's obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by FAAC and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

2.2 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not,

(i) to the extent applicable, conflict with or violate any provision of the certificate or articles of organization or operating agreement the Stockholder;

(ii) to the extent applicable, result in the creation of, or require the creation of, any Lien upon any (A) equity interest or (B) property of the Stockholder;

(iii) result in (A) the termination, cancellation, modification, amendment, violation, or renegotiation of any contract, agreement, indenture, instrument, or commitment, or (B) the acceleration or forfeiture of any term of payment;

(iv) give any Person the right to (A) terminate, cancel, modify, amend, vary, or renegotiate any contract, agreement, indenture, instrument, or commitment, or (B) to accelerate or forfeit any term of payment; or

(v) violate any Law applicable to the Stockholder or by which such Stockholder’s properties are bound or affected.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

2.4 Title to Shares. Such Stockholder is the legal and beneficial owner of its Shares, or will be the legal and beneficial owner of the Shares that such Stockholder will receive as a result of the Acquisition Transaction, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

ARTICLE III
GENERAL PROVISIONS

3.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.1):

(a) If to FAAC:	Fortress America Acquisition Corporation
Attn: Harvey L. Weiss, Chairman of the Board
4100 North Fairfax Drive
Suite 1150
Arlington, Virginia 22203
Fax:

With a copy to:	James J. Maiwurm
Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, VA 22182-2700
Fax: (703) 720-7801

(b) If to any Stockholder, to the address set forth opposite his, her or its name on Exhibit A.

3.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

3.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

3.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

3.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

3.7 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Delaware.

3.8 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

3.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.10 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

3.11 Shares subject to General Indemnity Escrow Agreement. Notwithstanding anything to the contrary contained in this Agreement, the undersigned acknowledge and agree that pursuant to the terms of the Membership Interest Purchase Agreement, certain of the Common Stock received by Rosato and Gallagher respectively have been deposited in either (i) a General Indemnity Escrow the “General Indemnity Escrow”) under the terms of a General Indemnity Escrow Agreement dated as of the date hereof, or (ii) a Balance Sheet Escrow (the “Balance Sheet Escrow”) pursuant to the terms of Balance Sheet Escrow Agreement dated as of the date hereof. The undersigned further acknowledge and agree that this Agreement shall not apply to any Common Shares owned by either Rosato or Gallagher that are then held in either the General Indemnity Escrow or Balance Sheet Escrow and that this Agreement shall only apply to those Common Shares after the Common Shares are released to Rosato, or Gallagher as the case may be from the General Indemnity Escrow or the Balance Sheet Escrow as applicable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FORTRESS AMERICA ACQUISITION CORPORATION,
a Delaware corporation

By:/s/ Harvey L. Weiss
Name: Harvey L. Weiss
Title: Chairman

STOCKHOLDERS:

THE FOUNDERS GROUP:

/s/ C. Thomas McMillen
C. Thomas McMillen

/s/ Harvey L. Weiss
Harvey L. Weiss

THE TARGET GROUP:

/s/ Thomas P. Rosato
Thomas P. Rosato

/s/ Gerard J. Gallagher
Gerard J. Gallagher